Exhibit 10.2

2023 FOOT LOCKER EMPLOYEE STOCK PURCHASE PLAN
Effective June 1, 2023

1.	Purpose.

This Foot Locker Employee Stock Purchase Plan (this “Plan”), as amended from time to time, is designed to provide to Eligible Employees (as defined below) of Foot Locker, Inc. (the “Company”), a New York corporation, and its successors and assigns by merger, consolidation, purchase, or otherwise, and its Participating Subsidiaries (as defined below) the opportunity to purchase shares of the Company’s common stock (“Shares”) at a favorable price by means of payroll deductions. This Plan is intended to encourage the ownership of Shares by Eligible Employees who become Participants (as defined below) in the Plan, thereby enhancing interest in the continued success of the Company and its subsidiaries and encouraging the employees to remain in the employ of the Company or its subsidiaries.

Under the Plan, the Company is offering 3,000,000 Shares, in the aggregate, subject to adjustment as provided in Section 18 hereof, for purchase by Eligible Employees. These Shares may be authorized and unissued Shares, or issued Shares held in, or hereafter acquired for, the treasury of the Company.

It is intended that the Plan shall qualify as an “employee stock purchase plan” under Section 423 of the Internal Revenue Code of 1986 (the “Code”), as amended, and all provisions hereof shall be construed in a manner to so comply.

2.	Definitions.

The following terms, as used herein, shall have the following meanings:

(a)    “Board” shall mean the Board of Directors of the Company.

(b)    “Committee” shall mean the Human Capital and Compensation Committee of the Board, or a subcommittee thereof.

(c)    “Compensation” shall mean the fixed salary or base hourly wage paid by the Company or a Participating Subsidiary, as applicable, to an Eligible Employee as reported by the Company (or by a Participating Subsidiary) to the United States government (or other applicable government) for income tax purposes, including any contributions made under an employee benefit plan pursuant to Sections 125, 401(k), and 132(f) of the Code (or their respective successor Code Sections), but excluding items such as commissions, bonuses, fees, overtime pay, severance pay, expenses, stock option or other equity incentive income, or other special emolument or any credit or benefit under any employee plan maintained by the Company.

(d)    “Eligible Employee” shall mean an employee who meets the eligibility requirements set forth in Section 3 of the Plan. An individual classified by the Company or a Participating Subsidiary at the time services are provided as either an independent contractor, or an individual who is not classified as an employee due to an employer’s treatment of any services provided by him as being provided by another entity which is providing such individual’s services to the employer, shall not be eligible to participate in the Plan during the period the individual is so initially classified, even if such individual is later retroactively reclassified as an employee during all or any part of such period pursuant to applicable law or otherwise.

(e)    “Enrollment Form” shall mean a payroll deduction authorization in the form and pursuant to the written instructions, or any electronic election method, prescribed from time to time by the Committee.

(f)    “Exercise Date” shall mean the last trading day of each Offering Period, unless otherwise determined by the Committee.

(g)    “Fair Market Value” shall mean, as of a particular date, the closing sale price of a Share as reported on such date, or if there is no trading on such date, on the prior date on which there was a sale of Shares reported on the New York Stock Exchange or such other national exchange on which the Shares are admitted for trading.

(h)    “Full-time Employee” shall mean, for purposes of the Plan, any common-law employee whose customary employment with the Company or any Participating Subsidiary is not less than 20 hours per week for not less than five months during any calendar year.

(i)    “Offering Date” shall mean the first trading day of each Offering Period, unless otherwise determined by the Committee.

(j)    “Offering Period” shall mean the Plan Half-Year beginning on an Offering Date and ending on the next succeeding Exercise Date, or such other period as determined by the Committee. As used herein, the term “Offering Period” shall refer to all Offering Periods under the Plan as the context requires.

(k)    “Option Price” shall mean the price at which Shares will be purchased under the Plan, which shall be 85% of the Fair Market Value of a Share on the Offering Date or the Exercise Date, whichever is less.

(l)     “Participant” shall mean an Eligible Employee who participates in the Plan.

(m)   “Participating Subsidiary” shall mean any subsidiary of the Company substantially all of whose operations are conducted within the United States, except to the extent specifically excluded by the Committee, and any other subsidiary of the Company that is specifically designated by the Committee to participate in the Plan.

(n)    “Plan Half-Year” shall mean each six (6) month period during the term of the Plan, commencing on June 1, 2023.

3.	Eligibility.

(a)    Each Full-time Employee of the Company or any Participating Subsidiary who has continuously been a Full-time Employee of the Company or any Participating Subsidiary of the Company for at least three months shall be eligible to participate in the Plan as of the Offering Date following the completion of three months of employment with the Company or a Participating Subsidiary.

(b)    Employment by another firm prior to the time it is acquired by, or merges with, the Company or any Participating Subsidiary shall not be considered in determining any person’s Compensation or length of employment by the Company or any Participating Subsidiary, unless otherwise determined by the Committee in its sole discretion.

4.	Participation.

(a)    An Eligible Employee may elect to participate in the Plan by properly completing and submitting an Enrollment Form (in the manner described in Section 4(b)) at least 15 business days before the Offering Date (or by such other deadline as shall be established by the Committee) and in accordance with enrollment procedures established by the Committee. Participation in the Plan is entirely voluntary.

(b)    The Enrollment Form shall (i) state a whole percentage to be deducted from an Eligible Employee’s Compensation per pay period during an Offering Period, (ii) state a flat dollar amount or whole percentage to be deducted from any annual bonus amount earned and included in any pay period during the Offering Period and (iii) authorize the purchase of Shares in each Offering Period in accordance with the terms of the Plan. An employee who does not enroll in an offering in accordance with these procedures shall be deemed to have waived participation in such offering.

(c)    The deduction rate selected in the Enrollment Form shall remain in effect for subsequent offerings unless the Participant (i) submits a new Enrollment Form authorizing a new level of payroll deductions in accordance with Section 6, (ii) withdraws from the Plan in accordance with Section 7, or (iii) terminates employment or otherwise becomes ineligible to participate in the Plan.

(d)    The Committee may specify that Enrollment Forms to be submitted to the Company pursuant to this Section 4 or Section 6 are to be submitted electronically or via email or any other means of electronic delivery specified by the Committee.

(e)    Notwithstanding the foregoing, participation in the Plan shall neither be permitted nor denied contrary to the requirements of the Code.

5.	Payroll Deductions.

Each Eligible Employee may, by submitting an Enrollment Form as described in Section 4(b), authorize payroll deductions, in whole percentages, at a minimum of 1% up to a maximum of 10% of such employee’s Compensation as in effect at the start of such Offering Period, and with respect to a flat dollar amount or whole percentage as applied to any annual bonus earned and included during a payroll period during the Offering Period. Payroll deductions shall commence on the first payroll date following the Offering Date and end on the last payroll date on or before the last day of the Offering Period. Payroll deductions shall be made in accordance with the Eligible Employee’s election; however, due to rounding or other administrative reasons, the actual percentage contributed may be less than the elected percentage. The Company shall maintain notional book accounts showing the amount of payroll deductions made by each Participant for each Offering Period, but the Company will not hold payroll deductions in a trust or in any segregated account, unless otherwise determined by the Committee or required by applicable law. No interest shall accrue or be paid on payroll deductions, except as may be required by applicable law. If payroll deductions for purposes of the Plan are prohibited or otherwise problematic under applicable law (as determined by the Committee in its discretion), the Committee may require Participants to contribute to the Plan by such other means as determined by the Committee. Any reference to “payroll deductions” in this Section 5 (or in any other section of the Plan) shall similarly cover contributions by other means made pursuant to this Section 5.

6.	Changes in Payroll Deductions.

Except as may be determined by the Committee in advance of an Offering Period, a Participant may not increase or decrease his or her payroll deduction during any Offering Period, but may increase or decrease his or her payroll deduction with respect to the next Offering Period (subject to the limitations of Section 5) by filing a new Enrollment Form at least 15 business days before the next Offering Date (or by such other deadline as shall be established by the Committee for the Offering Period). The Committee may, in advance of any Offering Period, establish rules permitting a Participant to increase, decrease or terminate his or her payroll deduction during an Offering Period.

7.	Withdrawal from the Plan.

Except as otherwise provided in this Section 7, a Participant may, at any time, elect to terminate his or her participation in the Plan and withdraw all amounts standing to his or her credit under the Plan. Such termination and withdrawal shall be affected by submitting a withdrawal notice in the form and pursuant to the written instructions prescribed, from time to time, by the Committee. A withdrawal notice shall take effect as soon as it is processed by the Company. No partial withdrawals of amounts credited to a Participant under the Plan shall be made. A Participant who terminates his or her participation in the Plan may reenter the Plan (subject to any restrictions imposed by Section 16(b) of the Securities Exchange Act of 1934, as amended (the “1934 Act”)) and again become a Participant by submitting a new Enrollment Form (provided he or she is an Eligible Employee at the time of the submission), but may reenter the Plan only for the succeeding Plan Half-Year.

8.	Grant of Option.

On each Offering Date, the Company shall grant to each Participant in the Plan an option (the “Option”) to purchase, on the Exercise Date and at the Option Price, the lesser of (a) a number of Shares determined by dividing such Participant’s accumulated payroll deductions on such Exercise Date by the Option Price, (b) 2,500 Shares or (c) such other lesser maximum number of Shares as shall have been established by the Committee in advance of the Offering Period (in each case subject to adjustment pursuant to Section 18); provided, however, that such Option shall be subject to the limitations set forth below. Each Participant’s Option shall be exercisable only to the extent of such Participant’s accumulated payroll deductions on the Exercise Date.

Notwithstanding the foregoing, no Participant may be granted an Option hereunder if such Participant, immediately after the Option was granted, would be treated as owning stock possessing 5% or more of the total combined voting power or value of all classes of stock of the Company or any “parent corporation” or “subsidiary corporation” defined under Section 424 of the Code. For purposes of the preceding sentence, the attribution rules of Section 424(d) of the Code shall apply in determining the stock ownership of a Participant, and all shares which the Participant has a contractual right to purchase shall be treated as shares owned by the Participant. In addition, no Participant may be granted an Option which permits the Participant’s rights to purchase Shares under the Plan, and any other employee stock purchase plan (described in Section 423 of the Code) of the Company and its “parent corporations” or “subsidiary corporations,” to accrue at a rate which exceeds $25,000 of the Fair Market Value of such Shares (determined on the Offering Date(s)) for each calendar year in which the Option is outstanding at any time. The purpose of the limitation in the preceding sentence is to comply with Section 423(b)(8) of the Code and shall be applied taking Options into account in the order in which they were granted.

9.	Purchase of Shares.

(a)    Each Eligible Employee who continues to be a Participant in the Plan on the Exercise Date shall be deemed to have exercised his or her Option on such date and shall acquire from the Company such number of whole Shares reserved for the purpose of the Plan as the Participant’s accumulated payroll deductions on such date shall purchase at the Option Price, subject to any other limitations contained in the Plan. Unless otherwise determined by the Committee in advance of an Offering Period, any amount remaining in a Participant’s account after the purchase of Shares on an Exercise Date of an Offering Period solely by reason of the inability to purchase a fractional Share shall be carried forward to the next Offering Period; any other balance remaining in a Participant’s account at the end of an Offering Period shall be refunded to the Participant promptly.

(b)    The Committee reserves the right to designate a registered broker-dealer to open and maintain a separate account for each Participant, in which the Shares purchased by such Participant pursuant to the Plan will be held. The Committee reserves the right to make and/or change such designation of a broker-dealer at any time without prior notice to Participants. Should the Committee elect to designate a broker-dealer, the Committee shall recognize each Participant’s ownership of Shares through uncertificated book entry or another similar method. In such case, such uncertificated Shares shall be credited to a book entry account maintained by the designated broker-dealer on behalf of the Participant. The Committee may adopt such policies and procedures for the Plan as it determines is appropriate, including policies and procedures regarding the transfer of Shares from a Participant’s account maintained by the broker-dealer before those Shares have been held for the requisite period necessary to avoid a disqualifying disposition of such Shares under the U.S. federal tax laws.

(c)    Shares to be delivered to a Participant under the Plan shall be registered solely in the name of the Participant.

10.	Shareholder Rights.

None of the rights and privileges of a shareholder of the Company shall exist with respect to any person who is an Eligible Employee or a Participant under the Plan until that person purchases one or more Shares under the Plan and the Shares have been issued.

11.	Retirement, Death, or Other Termination of Employment.

If a Participant retires, dies, terminates his or her employment for any other reason, fails to continue to be a Full-time Employee, or the Participating Subsidiary which employs the Participant ceases to be a Participating Subsidiary, no payroll or other deduction shall be taken from any pay or other amount due and owing to the Participant from and after the effective date of the event, and (i) any Option previously granted to the Participant and the Participant’s rights under the Plan shall cease and (ii) the balance in the Participant’s Plan account shall be paid to the Participant (or, if the Participant dies, to his or her estate) as soon as practicable following the date of death or effective date of such other event.

12.	Rights and Options Not Transferable or Assignable.

Rights and Options granted under the Plan are not transferable or assignable by an Eligible Employee or Participant (other than by will or by the laws of descent or distribution), and these rights may be availed of, and Options may be exercised only by, an Eligible Employee or Participant in accordance with the terms of the Plan.

13.	Application of Funds.

All funds received or held by the Company under the Plan may be used for the Company’s general corporate purposes, and the Company shall not be obligated to segregate such payroll deductions.

14.	Amendment, Modification, Suspension, or Discontinuance of the Plan.

The Board or the Committee may, from time to time, amend, modify, suspend, or discontinue the Plan at any time; provided, however, that no such amendment or modification shall (a) increase the number of Shares to be offered under the Plan (other than as provided in Section 18), or (b) decrease the Option Price per Share, without the approval by the requisite vote of the shareholders of the Company. Notwithstanding the foregoing, if shareholder approval of an amendment or modification is required to comply with Section 423 of the Code or to comply with any applicable law, regulation or stock exchange rule, such amendment or modification shall not be effective unless approved by the requisite vote of the shareholders of the Company.

15.	Commencement of the Plan.

The Plan shall commence on June 1, 2023, which date shall be the first Offering Date under the Plan, subject, however, to the approval of the Plan by the shareholders of the Company at its annual meeting in 2023. If the Plan is not so approved, the Plan shall not become effective.

16.	Termination of Plan.

(a)    The Board or the Committee may terminate the Plan at any time. Notice of termination shall be given to Participants, but any failure to give notice shall not impair the effectiveness of the termination.

(b)    No Options shall be granted under the Plan, and the Plan will automatically terminate, immediately after (a) May 31, 2033, or (b) the date that all of the Shares offered under the Plan have been purchased by Participants in the Plan, whichever date is earlier. If, at any time, Shares remain available for purchase under the Plan but not in sufficient number to satisfy all Participants’ Options on an Offering Date, the Committee may determine an equitable basis of apportioning available Shares among the Participants in compliance with Section 423(b)(5) of the Code.

(c)    Upon termination of the Plan, the amount standing to the credit of each Participant in his or her Plan account shall be paid to the Participant as soon as practicable following the termination.

17.	The Committee.

(a)    The Plan shall be administered by the Committee, which shall be intended to consist of not less than three members who are “non-employee directors,” as that term is defined in Rule 16b-3(b)(3) under the l934 Act. The Board may, from time to time, remove members from, or add members to, the Committee. Vacancies on the Committee shall be filled by the Board. Notwithstanding the foregoing, if and to the extent that no committee exists which has the authority to administer the Plan, the functions of the Committee shall be exercised by the Board. If for any reason the appointed Committee does not meet the requirements of Rule 16b-3(b)(3), such noncompliance with the requirements of Rule 16b-3(b)(3) shall not affect the validity of the awards, grants, interpretations, or other actions of the Committee.

(b)    The Committee is vested with full authority to make, administer, and interpret such equitable rules and regulations regarding the Plan as it may deem advisable. The Committee may adopt special guidelines and provisions regarding persons who reside in, or are subject to the laws of, any jurisdiction outside of the United States to comply with applicable tax and securities laws. The Committee’s determination as to the interpretation and operation of the Plan, or any Option granted under it, shall be final, conclusive, and binding, unless otherwise determined by the Board. No member of the Board or the Committee shall be liable for any action or determination made in good faith by such member with respect to the Plan or any Option granted under it.

(c)    The Committee may act by a majority vote at a meeting of the Committee or by a document signed by all of the members of the Committee.

(d)    The Committee may employ such legal counsel, consultants, brokers, and agents as it may deem desirable for the administration of the Plan and may rely upon any opinion received from any such counsel or consultant and any computation received from any such consultant, broker, or agent. The Committee may, in its sole discretion, designate a broker-dealer to maintain Participant accounts under the Plan, designate an agent to administer the Plan, purchase and sell Shares in accordance with the Plan, keep records, send statements of account to employees and to perform other duties relating to the Plan, as the Committee may request from time to time. If an agent is so designated, the agent may also serve as custodian for purposes of the Plan and, unless otherwise requested by the Participant, Shares purchased under the Plan shall be held by and in the name of, or in the name of a nominee of, the custodian for the benefit of each Participant, who shall thereafter be a beneficial shareholder of the Company. The Committee may adopt, amend or repeal any guidelines or requirements necessary for the custody and delivery of the Shares, including, without limitation, guidelines regarding the imposition of reasonable fees in certain circumstances.

(e)    The Committee, its members and any person designated pursuant to Section 17(d) shall not be liable for any action or determination made in good faith with respect to this Plan. To the maximum extent permitted by applicable law, no current or former officer of the Company or current or former member of the Committee or of the Board shall be liable for any action or determination made in good faith with respect to this Plan or any Award granted hereunder. To the maximum extent permitted by applicable law and the Certificate of Incorporation and By-laws of the Company and to the extent not covered by insurance, each current or former officer and each current or former member of the Committee or of the Board shall be indemnified and held harmless by the Company against any cost or expense (including reasonable fees of counsel reasonably acceptable to the Company) or liability (including any sum paid in settlement of a claim with the approval of the Company), and advanced amounts necessary to pay the foregoing at the earliest time and to the fullest extent permitted, arising out of any act or omission to act in connection with the Plan, except to the extent arising out of such officer’s, member’s or former member’s own fraud or bad faith. Such indemnification shall be in addition to any rights of indemnification the current and former officers and current and former members of the Committee and of the Board may have under applicable law or under the Certificate of Incorporation or By-laws of the Company or subsidiary. Notwithstanding anything else herein, this indemnification will not apply to the actions or determinations made by an individual regarding Awards granted to him or her under this Plan.

18.	Adjustments in Cases of Changes Affecting the Company’s Common Stock.

In the event that (i) there is any change in the capital structure or business of the Company by reason of any stock dividend or distribution, stock split or reverse stock split, recapitalization, reorganization, merger, consolidation, split-up, combination or exchange of Shares, distribution with respect to its outstanding Shares, reclassification of its capital stock, or any similar change affecting the Company’s capital structure, and (ii) the Committee determines an adjustment is appropriate under the Plan, then the aggregate number of Shares which thereafter may be issued under this Plan, the Option Price thereof, and such other provision of the Plan, shall be appropriately adjusted consistent with such change in such manner as the Committee may deem equitable to prevent substantial dilution or enlargement of the rights granted to, or available for, Participants under the Plan or as otherwise necessary to reflect the change, and any such adjustment determined by the Committee shall be final, binding and conclusive on the Company and all Participants and employees and their respective heirs, executors, administrators, successors and assigns.

19.	Company’s Payment of Expenses Related to the Plan.

The Company shall bear all of the costs associated with the establishment and administration of the Plan.

20.	Government Regulations.

The Company’s obligations to sell and deliver Shares under the Plan are subject to the approval of any governmental or other authority required in connection with the authorization, issuance, or sale of such Shares. The Plan is a tax-conditioned plan under Section 16(b) of the 1934 Act and to the extent required, the Plan is intended to comply with Rule 16b-3 under the 1934 Act, and the Committee shall interpret and administer the provisions of the Plan in a manner consistent therewith. Any provisions inconsistent with Rule 16b-3 shall be inoperative and shall not affect the validity of the Plan.

21.	Governing Law.

The Plan and all determinations made and actions taken pursuant hereto shall be governed by the laws of the State of New York without giving effect to the conflict of laws principles thereof.

22.	Withholding of Taxes.

(a)    If a Participant makes a disposition, within the meaning of Section 424(c) of the Code and regulations promulgated thereunder, of any Share issued to such Participant hereunder, and such disposition occurs within the two-year period commencing on the day of the Offering Date or within the one-year period commencing on the day of the Exercise Date, such Participant shall, within ten (10) days of such disposition, notify the Company thereof and, thereafter, immediately deliver to the Company any amount of federal, state or local income taxes and other amounts which the Company informs the Participant the Company is required to withhold.

(b)    Notwithstanding anything herein to the contrary, the Company or the Participating Subsidiary, as the case may be, shall have the right to make such provisions as it deems necessary to satisfy any obligations to withhold federal, state, or local income taxes or other taxes incurred by reason of the issuance of Shares pursuant to the Plan. Notwithstanding anything herein to the contrary, the Company or the Participating Subsidiary may require a Participant to remit an amount equal to the required withholding amount.

23.	No Employment Rights.

The establishment and operation of this Plan shall not confer any legal rights upon any Participant or other person for a continuation of employment, nor shall it interfere with the rights of the Company or any Participating Subsidiary to discharge any employee and to treat him or her without regard to the effect which that treatment might have upon him or her as a Participant or potential Participant under the Plan.

24.	Severability of Provisions.

If any provision of the Plan shall be held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provisions hereof, and the Plan shall be construed and enforced as if such provision had not been included.

25.	Electronic Elections, Exercises, and Transactions.

Any election, exercise, or other transaction hereunder that is required to be made in writing may, to the extent determined by the Committee, be made, delivered, and accepted electronically.